                                                     DUQUESNE LIGHT EXHIBIT 12.1

                     Duquesne Light Company and Subsidiaries

                Calculation of Ratio of Earnings to Fixed Charges
                          (Dollar Amounts in Millions)

                                                                         Nine Months Ended
                                                                           September 30,
                                                                         -----------------
                                                                               2002
                                                                         -----------------
FIXED CHARGES:
   Interest on long-term debt                                                 $ 40.7
   Other interest                                                                2.0
   Company obligated mandatorily redeemable preferred trust securities
      dividend requirements                                                      9.4
   Amortization of debt discount, premium and expense - net                      1.9
   Portion of lease payments representing an interest factor                     1.4
                                                                              ------
      Total Fixed Charges                                                     $ 55.4
                                                                              ------

EARNINGS:
   Income from continuing operations                                          $ 61.1
   Income taxes                                                                 39.9
   Fixed charges as above                                                       55.4
                                                                              ------
      Total Earnings                                                          $156.4
                                                                              ------

RATIO OF EARNINGS TO FIXED CHARGES                                              2.82
                                                                              ======

                                                                                         Year Ended
                                                                                         December 31,
                                                                         ------------------------------------------
                                                                          2001     2000     1999     1998     1997
                                                                         ------------------------------------------
FIXED CHARGES:
   Interest on long-term debt                                            $ 60.1   $ 71.2   $ 76.9   $ 75.8   $ 81.6
   Other interest                                                           0.7      3.1      4.8      1.3      0.8
   Company obligated mandatorily redeemable preferred trust securities
      dividend requirements                                                12.6     12.6     12.6     12.6     12.6
   Amortization of debt discount, premium and expense - net                 2.2      2.3      2.5      5.3      5.8
   Portion of lease payments representing an interest factor                3.1      6.8     43.0     44.1     44.2
                                                                         ------------------------------------------
      Total Fixed Charges                                                $ 78.7   $ 96.0   $139.8   $139.1   $145.0
                                                                         ------------------------------------------

EARNINGS:
   Income from continuing operations                                     $ 53.4   $ 92.6   $151.0   $148.5   $141.8
   Income taxes                                                            31.4     41.6     76.1*    74.9*    73.8*
   Fixed charges as above                                                  78.7     96.0    139.8    139.1    145.0
                                                                         ------------------------------------------
      Total Earnings                                                     $163.5   $230.2   $366.9   $362.5   $360.6
                                                                         ------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                         2.08     2.40     2.62     2.61     2.49
                                                                         ==========================================

     *Earnings related to income taxes reflect a $3.0 million, $12.0 million and $17.0 million decrease for the twelve months ended December 31, 1999, 1998 and 1997, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.65, 2.69 and 2.61 for the twelve months ended December 31, 1999, 1998 and 1997, respectively.